Exhibit 8.1
                                                                     -----------


                              FROST BROWN TODD LLC
                                 2200 PNC Center
                               201 E. Fifth Street
                           Cincinnati, Ohio 45202-4182

MARTIN E. MOONEY                 (513) 651-6800
mmooney@fbtlaw.com          Facsimile (513) 651-6981
(513) 651-6979               www.frostbrowntodd.com            September 2, 2003




Board of Directors
Cheviot Savings Bank
3723 Glenmore Avenue
Cheviot, Ohio 45211

         Re:      Reorganization and Stock Offering

Ladies and Gentlemen:

         We have been requested by Cheviot Savings Bank to render opinions regarding the federal income tax consequences relating to the proposed reorganization of the Bank from a state chartered mutual savings and loan association to a state stock savings and loan association. As part of the overall reorganization (referred to herein as the "Reorganization"), Cheviot Mutual Holding Company will be formed as a federally chartered mutual holding company. In addition, Cheviot Financial Corp. will be formed to own all of the common stock of Cheviot Savings Bank. The Reorganization will be accomplished pursuant to a "Plan of Reorganization from Mutual Savings Bank to Mutual Holding Company and Stock Issuance Plan" (the "Plan"). Terms that are not defined herein and that are used with initial capitalization when the rules of grammar would not otherwise so require, and which are defined in the Plan and the documents executed and delivered therewith (collectively referred to as the "Transaction Documents"), will have the meanings assigned to such terms in the Transaction Documents.


Facts
-----

         In connection with our opinions, you or your representatives have represented to us and advised us of the following facts.

         Cheviot Savings Bank currently is a state chartered mutual savings and loan association under the laws of Ohio. It will convert to an Ohio stock savings and loan association as part of the Reorganization and related stock offering that are the subject of these opinions. Cheviot Savings Bank currently engages in banking and banking related activities. The State of Ohio regulates Cheviot Savings Bank, and the FDIC insures its deposits. A membership interest in Cheviot Savings Bank arises from the ownership of a bank deposit account in Cheviot Savings Bank. A membership interest in Cheviot Savings Bank entitles the member to vote for the board of directors and to receive assets and other consideration in the event of the liquidation, dissolution or winding up of Cheviot


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Board of Directors
September 2, 2003                                           FROST BROWN TODD LLC
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Savings Bank. The rights inherent in each membership interest are created by operation of Ohio law solely as a result of the member's ownership of a bank deposit account in Cheviot Savings Bank and cannot be transferred separately from that bank deposit account. If a bank deposit account were surrendered by the member, the membership interest would cease to exist and would have no continuing value.

         Cheviot Mutual Holding Company will be formed effective upon completion of the Reorganization. Cheviot Mutual Holding Company has not previously engaged in any business. Cheviot Financial Corp. likewise has not previously engaged in any business. Cheviot Financial Corp. also will be formed effective upon the completion of the Reorganization and will own all of the common stock of Cheviot Savings Bank upon completion of the Reorganization.

         Under the terms of the Reorganization, Cheviot Savings Bank will convert to an Ohio stock savings and loan association and will establish Cheviot Mutual Holding Company and Cheviot Financial Corp. as federal corporations. Upon completion of the Reorganization, Cheviot Financial Corp. will become the majority owned subsidiary of Cheviot Mutual Holding Company, and Cheviot Savings Bank will become a wholly owned subsidiary of Cheviot Financial Corp. It is anticipated that Cheviot Mutual Holding Company will own approximately 55 percent of the shares of Cheviot Financial Corp. common stock, purchasers in a public offering will acquire and own approximately 43.7 percent of the common stock of Cheviot Financial Corp., and a charitable foundation will own the remaining 1.3 percent of the Cheviot Financial Corp. common stock to be outstanding at the midpoint of the offering.

         The Reorganization will be accomplished in accordance with the terms of the Plan. Pursuant to the Plan, Cheviot Savings Bank will (i) organize an interim stock savings bank as a wholly-owned subsidiary ("Interim One"); (ii) Interim One will organize an interim stock savings bank as a wholly owned subsidiary ("Interim Two"); (iii) Interim One will organize Cheviot Financial Corp. as a wholly owned subsidiary; (iv) Cheviot Savings Bank will exchange its charter to that of an Ohio stock savings and loan association charter to become a stock and loan association and Interim One will exchange its charter to that of a federal mutual holding company charter to become Cheviot Mutual Holding Company; (v) simultaneously with step (iv), Interim Two will merge with and into Cheviot Savings Bank, with Cheviot Savings Bank as the resulting institution;
(vi) all the initially issued stock of Cheviot Savings Bank will be transferred to Cheviot Mutual Holding Company in exchange for membership interests therein; and (vii) Cheviot Mutual Holding Company will contribute the stock of Cheviot Savings Bank to Cheviot Financial Corp., thereby causing Cheviot Savings Bank to become a wholly owned subsidiary of Cheviot Financial Corp. Contemporaneously with the Reorganization, Cheviot Financial Corp. will offer for sale in a subscription and community offering shares of common stock representing approximately 43.7 percent of the total shares it will issue as part of the Reorganization. Cheviot Mutual Holding Company will hold a majority of the shares issued by Cheviot Financial Corp.


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Board of Directors
September 2, 2003                                           FROST BROWN TODD LLC
Page 3


         At the time of the Reorganization, Cheviot Savings Bank intends to establish the Cheviot Savings Charitable Foundation (the "Charitable Foundation"). The Charitable Foundation will be tax-exempt as an organization described under section 501(c)(3) of the Internal Revenue Code of 1986, as amended ("the Code"). The Charitable Foundation will be dedicated to community activities and the promotion of charitable and educational causes within the marketing area that Cheviot Savings Bank will serve. The Charitable Foundation will initially be funded with a contribution by Cheviot Financial Corp. of 75,000 shares of its common stock and by Cheviot Savings Bank of $750,000 in cash.

         Upon completion of the reorganization, the board of directors of Cheviot Financial Corp. will have the authority to declare dividends and anticipates making periodic dividend distributions to its shareholders subject to provisions of law applicable to such distributions.

Investigation
-------------

         In connection with our opinions set forth below, we have investigated such questions of law as we have deemed necessary or appropriate for purposes of these opinions. As to questions of fact material to our opinions, we have relied exclusively, without independent investigation, upon the statements and representations of Cheviot Savings Bank and its representatives. Our opinions are limited by the facts and circumstances as represented to and understood by us.


Additional Assumptions and Representations of Facts
---------------------------------------------------

         For purposes of our opinions, we have assumed, or you have represented that:

         1. All terms of the Reorganization are contained in the Transaction Documents, and the Reorganization will be consummated in accordance with the terms, conditions and other provisions of the Transaction Documents.

         2. As of the effective time of the Reorganization, all applicable federal and state regulatory approvals and other approvals necessary to complete the Reorganization will have been received and will be in full force and effect, and all applicable waiting periods will have expired.

         3. All the factual information, descriptions, representations, and assumptions set forth in the "Additional Assumptions and Representations of Facts," the Transaction Documents, the Form S-1 Registration Statement filed with the Securities and Exchange Commission on or about June 27, 2003, as amended, in connection with the Reorganization (the Registration Statement), and in the certificates and agreements identified above are accurate and complete in all respects as of the effective time of the Reorganization.


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Board of Directors
September 2, 2003                                           FROST BROWN TODD LLC
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         We have assumed the genuineness of all documents submitted to us as originals and in conformity with the original documents and all documents submitted to us as copies. In addition, we have assumed:

                  (a)      the genuineness of all signatures;
                  (b) the legal capacity of all natural persons and the power and authority of all parties to execute and deliver such documents;
                  (c) the due authorization, execution and delivery of the documents by all parties thereto; and
                  (d) that the documents are legal, valid and binding as against all parties.

         You have represented the following, which we have assumed to be true, without an investigation:

         (1) The Reorganization and related stock offering will be carried out in compliance with the material terms of the Plan, and none of the material terms and conditions of the Plan have been waived or modified by Cheviot Savings Bank, Cheviot Mutual Holding Company, or Cheviot Financial Corp. There is no plan or intention by any of the parties to the Plan, and to the best knowledge of the management of the parties to the Plan, there is no plan or intention by any of their respective shareholders, to waive or modify any material conditions of the Plan.

         (2) The transfers and exchanges described in the Plan are occurring pursuant to a plan that will be agreed upon before the Reorganization and pursuant to which the rights of the parties will be defined.

         (3) The Reorganization and related stock offering will occur on approximately the same date.

         (4) No shares of any party to the Reorganization will be placed in escrow nor will any shares be issued later under a contingent stock arrangement.

         (5) No shares of Cheviot Financial Corp. will be issued in the near future in addition to those shares being issued in connection with the Reorganization except as described in the Plan.

         (6) No warrants or subscriptions to purchase shares of Cheviot Financial Corp. are outstanding nor will any be issued or offered except as described in the Plan.


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Board of Directors
September 2, 2003                                           FROST BROWN TODD LLC
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         (7)      There is no plan or intention on the part of Cheviot Financial
                  Corp. to redeem or otherwise reacquire any stock to be issued in connection with the Reorganization and proposed stock offering.

         (8) Taking into account any issuance of additional stock of Cheviot Financial Corp.; any issuance of stock for services; the exercise of any stock rights, warrants or subscriptions; the public offering of stock; and the sale, exchange, transfer by gift or other disposition of any of the stock of Cheviot Financial Corp., Cheviot Mutual Holding Company and the other shareholders of Cheviot Financial Corp. will own at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of Cheviot Financial Corp.

         (9) Cheviot Mutual Holding Corp. and each purchaser of shares of Cheviot Financial Corp. will receive stock in value approximately equal to the fair market value of property transferred to Cheviot Financial Corp.

         (10) Cheviot Financial Corp. and Cheviot Savings Bank will remain in existence. Cheviot Savings Bank will use its property to continue to conduct the trade or business that it has historically conducted.

         (11) There is no plan or intention on the part of Cheviot Savings Bank to dispose of any property other than in the normal course of business operations.

         (12) There are no loans, sales, exchanges or other transactions not described in the Plan other than recurring arm's length loans, sales, exchanges or other transactions in the normal course of business that will occur or that are contemplated to take place.

         (13) Each of the parties to the Reorganization will pay its own expenses, if any, incurred in connection with the Reorganization.

         (14) Prior to the Reorganization, Cheviot Savings Bank is a non-stock membership corporation that files a federal income tax return as a Subchapter C corporation.

         (15) The Reorganization and related stock offering are being undertaken for valid business reasons.

         (16) The subscription rights to purchase shares of Cheviot Financial Corp. granted to account holders of Cheviot Savings Bank will be legally non-transferable and of


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Board of Directors
September 2, 2003                                           FROST BROWN TODD LLC
Page 6


                  short duration, and will provide the recipient with the right only to purchase shares of common stock of Cheviot Financial Corp. at the same price that is to be paid by members of the general public in any community offering. Cheviot Financial Corp. has received a letter from RP Financial, LC. stating that the subscription rights do not have any value.


Opinions
--------

         Based upon what is set forth above, our opinions are that the Reorganization and related transactions will have the following federal income tax consequences:

         1) The conversion of Cheviot Savings Bank from a mutual savings and loan association to a stock savings and loan association qualifies as a reorganization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), as well as a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code. Neither the transfer of the shares of Cheviot Savings Bank to Cheviot Financial Corp. nor the offering of shares of Cheviot Financial Corp. prevents the conversion from so qualifying. (Rev. Rul. 2003-48, 2003-19 I.R.B. 863).

         2) The conversion of Cheviot Savings Bank from a mutual savings and loan association to a stock savings and loan association is treated as a continuation of Cheviot Savings Bank. Consequently, the tax attributes of Cheviot Savings Bank in its form as a mutual savings and loan association, such as its bad debt reserve, the adjusted basis and the holding period of its assets, and its earnings and profits continue as tax attributes of Cheviot Savings Bank following the conversion. (Rev. Rul. 2003-48, 2003-19 I.R.B. 863).

         3) Because the former owners (i.e., the account holders) of Cheviot Savings Bank will be in control of Cheviot Mutual Holding Company, within the meaning of Section 368(c) of the Code, the deemed transfer of their equity interests in Cheviot Savings Bank in exchange for membership interests in Cheviot Mutual Holding Company qualifies as a transfer described in
                  Section 351 of the Code notwithstanding that Cheviot Mutual Holding Company will transfer all of its shares of Cheviot Savings Bank to Cheviot Financial Corp. (Rev. Rul. 77-449, 1977-2 C.B. 110; Rev. Rul. 83-34, 1983-1 C.B. 79).

         4) Cheviot Mutual Holding Company's contribution of the shares of Cheviot Savings Bank to Cheviot Financial Corp. will constitute a transfer described in Section 351 of the Code. The subsequent offering of shares by Cheviot Financial Corp. will not prevent the transaction from qualifying as a transfer described in Section 351 because the persons to whom the shares will be issued, together with


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Board of Directors
September 2, 2003                                           FROST BROWN TODD LLC
Page 7


                  Cheviot Mutual Holding Company, will be treated as transferors to Cheviot Financial Corp. (Treas. Reg. Section
                  1.351-1(a)(3)).

         5) Eligible account holders and supplemental eligible account holders will not recognize gain or loss upon their receipt of nontransferable subscription rights to purchase shares of Cheviot Financial Corp., provided the amount to be paid for such shares is equal to fair market value of such shares.

         6) The shareholders of Cheviot Financial Corp. will not recognize any gain or loss upon the transfer of Cheviot Savings Bank shares and cash, respectively, to Cheviot Financial Corp. in exchange for shares of Cheviot Financial Corp. common stock. (I.R.C. Section 351(a)).

         7) Cheviot Financial Corp. will recognize no gain or loss upon its receipt of Cheviot Savings Bank shares from Cheviot Mutual Holding Company and cash from shareholders other than Cheviot Mutual Holding Company, respectively, in exchange for shares of Cheviot Financial Corp. common stock. (I.R.C. Section 1032(a)).

         8) The basis of the shares of Cheviot Financial Corp. common stock to shareholders other than Cheviot Mutual Holding Company will be the subscription price and a stockholder's holding period for Cheviot Financial Corp. common stock acquired through the exercise of subscription rights will begin on the date the rights are exercised. (I.R.C. Section 1012; I.R.C. Section 1223(6)).

         9) The portion of any distribution made by Cheviot Financial Corp. to a shareholder of Cheviot Financial Corp. that constitutes a dividend within the meaning of section 316 of the Code will be included in the gross income of the shareholder. (I.R.C. Section 301(c)(1)). The portion of any distribution made by Cheviot Financial Corp. to a shareholder of Cheviot Financial Corp. that is not a dividend within the meaning of section 316 of the Code will be applied against and reduce the adjusted basis of the shares held by the shareholder. (I.R.C. Section 301(c)(2)). The portion of any distribution made by Cheviot Financial Corp. to a shareholder of Cheviot Financial Corp. that is not a dividend within the meaning of section 316 of the Code and that exceeds the adjusted basis of the shares will be treated as gain from the sale or exchange of the shares. (I.R.C. Section 301(c)(3)).

         The opinions expressed herein represent our conclusions as to the application of existing federal income tax law to the facts as presented to us, and we give no assurance that changes in such law or any interpretation thereof will not affect the opinions expressed by us. Moreover, there can be no assurance that the Internal Revenue Service will not challenge these opinions or


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Board of Directors
September 2, 2003                                           FROST BROWN TODD LLC
Page 8


that a court considering the issues will not hold contrary to such opinions. We express no opinion on the treatment of this transaction under the income tax laws of any state or other taxing jurisdictions. We assume no obligation to advise of any changes concerning the above, whether or not deemed material, which may hereafter come or be brought to our attention.

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Board of Directors
September 2, 2003                                           FROST BROWN TODD LLC
Page 9


         Except as set forth above, we express no opinion as to the tax consequences to any party, whether federal, state, local or foreign, of the Reorganization or of any transactions related to the Reorganization or contemplated by the Transaction Documents. This opinion is addressed to you and is being furnished to you solely for your use and the use of purchasers of the common stock of Cheviot Financial Corp. in connection with the transaction that is the subject of the Transaction Documents. We assume no professional responsibility to any other person or entity. Accordingly, the opinions expressed herein are not to be utilized or quoted by, delivered or disclosed to, in whole or in part, any other person, corporation, entity or governmental authority, or for any other purpose, without the prior written consent of this firm. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       FROST BROWN TODD LLC



                                       By: /s/ MARTIN E. MOONEY
                                           -------------------------------------
                                           Martin E. Mooney

MEM/jj



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